Robert A. Doody Jr. (VPHM)

Assistant Director, Investor Relations

Phone (610) 321-6290

Kristina M. Broadbelt (VPHM - for media)

Associate Director, PR & Advocacy

Phone (610) 321-2358

Jacob Kaluski (DuoCort Pharma AB)

Chairman of the Board of Directors

+46 70 356 56 65

Maria Forss (DuoCort Pharma AB)

Chief Executive Officer

+46 70 967 00 07

VIROPHARMA TO ACQUIRE DUOCORT PHARMA AB, ADDING IMPORTANT EUROPEAN ORPHAN DRUG TO COMMERCIAL PIPELINE

- Positive CHMP Opinion Adopted for Product To Treat Adrenal Insufficiency, an Orphan Disease

with Limited Treatment Options -

Exton, PA, October 27, 2011 – ViroPharma Incorporated (NASDAQ: VPHM) today announced that it has signed a definitive agreement to acquire DuoCort Pharma AB, a private company based in Helsingborg, Sweden focused on improving glucocorticoid replacement therapy. The acquisition of Duocort Pharma AB will further expand ViroPharma’s orphan disease commercial product pipeline. The company intends to discuss this acquisition on its third quarter financial results conference call this morning.

The Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion for their product Plenadren® (hydrocortisone, modified release tablet) for treatment of adrenal insufficiency in adults on July 21, 2011, and the company anticipates approval of Plenadren by the European Commission (EC) in the fourth quarter of 2011. Conditions to closing of this acquisition include (1) the approval of Plenadren by the EC; (2) EC confirmation of Committee for Orphan Medicinal Products (COMP) Orphan drug designation; and (3) an amended agreement with the product’s contract manufacturer. On closing, ViroPharma will pay an upfront closing cost of 220 million Swedish kroner (SEK) or $33.6 million in US dollars (USD). Additionally, there are contingent milestone payments of up to 860 million SEK or approximately $131 million USD associated with manufacturing, sales thresholds and territory expansion.

Patients with adrenal insufficiency are dependent on exogenous glucocorticoid replacement therapy, such as hydrocortisone. While standard formulations of hydrocortisone require multiple daily doses that result in sizeable variations in cortisol levels, Plenadren is a once daily dual-release oral glucocorticoid tablet with a release profile designed to more closely mimic the body’s natural secretion pattern of cortisol.

The Committee for Orphan Medicinal Products confirmed that Plenadren’s orphan designation status would be maintained at their September 2011 meeting. Orphan designation carries a protection of 10 years of market exclusivity. ViroPharma anticipates commercial launch of Plenadren in the EU in approximately one year. A named patient program is currently available to patients in the EU, which ViroPharma expects to continue until commercial launch. ViroPharma anticipates peak year sales for Plenadren could reach up to $50 million dollars.

“This acquisition is consistent with ViroPharma’s objective of broadening our orphan drug portfolio of therapies for patients with serious conditions who lack effective treatment options,” commented Vincent Milano, ViroPharma’s president and chief executive officer. “Plenadren will be an important drug for patients with Addison’s disease and other chronic adrenal insufficiencies, and is the first new drug in this therapeutic area in over 50 years. Our commitment to patients suffering from rare diseases is strong, and we are unwavering in our belief that all patients – including those suffering from such diseases – deserve safe and effective therapies. We are pleased to be in a position to add Plenadren to our growing portfolio of orphan products for underserved patients with critical needs.”

Adrenal insufficiency, or AI, is a result of insufficient cortisol production by the adrenal glands. Primary AI is caused by impairment of the adrenal glands, most often due to Addison’s disease, a destruction of the adrenal cortex by an autoimmune disease, and Congenital Adrenal Hyperplasia, a gene mutation affecting cortisol production. Secondary AI is a result of breakdown of the hypothalamic-pituitary-adrenal (HPA) axis, often as a result of a pituitary tumor. AI is associated with potentially severe morbidities, including GI distress, kidney failure, muscle weakness, and depression. If not treated, adrenal crisis may develop, which is fatal if not properly treated.

Although glucocorticoid hormone replacement therapy for adrenal insufficiency has been available for decades, studies have recorded complications and comorbidities including premature death, impaired quality of life, increased risk of cardiovascular diseases, and decreased bone mineral density in treated patients, most likely because it is difficult to match the natural secretion pattern of cortisol.

Transaction Terms

On approval of Plenadren, ViroPharma will acquire DuoCort Pharma AB for an upfront closing cost of 220 million SEK, or $33.6 million USD, and potential additional aggregate consideration of 860 million SEK or approximately $131 million USD. Of that, 160 million SEK (approximately $25 million USD) relate to specific regulatory milestones; and 0 to 700 million SEK ($0 to approximately $107 million USD) are commercial milestones based on the success of the product.

BMO Capital Markets acted as exclusive financial advisor to ViroPharma in connection with the transaction.

About Plenadren® (hydrocortisone, modified release tablet)

If approved, Plenadren would be the first true innovation in over 50 years in the treatment of adrenal insufficiency.

Hypersensitivity to the active substance of Plenadren or to any of the excipients may occur. During acute adrenal insufficiency, parenteral administration of hydrocortisone in high doses, together with physiological sodium chloride solution for injection, must be given. Use of Plenadren with potent CYP 3A4 inducers and inhibitors may merit an adjustment of hydrocortisone dosage. High (supra-physiological) dosages of cortisone can cause elevation of blood pressure, salt and water retention, and increased excretion of potassium. Long-term treatment with higher than physiological hydrocortisone doses can lead to clinical features resembling Cushing’s syndrome with increased adiposity, abdominal obesity, hypertension and diabetes, and thus result in an increased risk of cardiovascular morbidity and mortality. All glucocorticoids increase calcium excretion and reduce the bone remodeling rate. Patients with adrenal insufficiency on long term glucocorticoid replacement therapy have been found to have reduced bone mineral density. Psychiatric adverse events may occur with systemic glucocorticoids.

The most common adverse reactions observed in clinical studies have been fatigue, gastroenteritis, upper respiratory tract infection, sedation, vertigo and dry eyes.

About Adrenal Insufficiency

Adrenal insufficiency (AI) is a disorder caused by dysfunction of the adrenal gland resulting in low levels of the hormone cortisol, which normally follows a circadian rhythm and regulates many critical body functions. To survive, AI patients need replacement therapy with glucocorticoids (usually hydrocortisone). Because it is a chronic condition, they require this life-saving therapy throughout their lives. Primary AI is referred to as Addison’s disease, which affects up to 14 in every 100,000 people. Common symptoms of Addison’s disease include fatigue, muscle weakness, fever, weight loss, difficulty in standing up, changes in personality, and GI involvement. Severe adrenal insufficiency, which can manifest as shock (very low blood pressure with loss of consciousness), dehydration, and imbalance of sodium and potassium levels, can be life threatening. These cases of adrenal crisis (sometimes called ‘Addisonian crisis’) can occur after a significant stress such as infection or trauma, and can be fatal if not promptly diagnosed and treated with glucocorticoid therapy.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options, including C1 esterase inhibitor deficiency, treatment of seizures in children and adolescents, and C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures in children and adolescents, and CDI; for full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

About DuoCort Pharma DuoCort Pharma is a drug development company focused on improving glucocorticoid therapy. The company has its origins among researchers at the Sahlgrenska University Hospital in Gothenburg and at Uppsala University in Sweden. DuoCort Pharma has developed Plenadren®, an improved glucocorticoid replacement therapy for patients with adrenal insufficiency, which is a rare disease. DuoCort Pharma has orphan drug designations in Europe and the USA for Plenadren. Plenadren is a once daily, dual-release hydrocortisone oral tablet. It has an outer layer that releases the drug immediately and an inner core that releases the drug over the day. The tablets come in both 5 mg and 20 mg strengths. For more information please visit www.duocort.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events, including statements about the benefits of the business combination transaction involving ViroPharma and DuoCort Pharma, including, among others, future financial and operating results, enhanced revenues, ViroPharma’s plans, objectives, expectations and intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approval of Plenadren and achieve the other conditions to closing on the proposed schedule; the risk that the business will not be integrated successfully; the risk that revenues following the acquisition will be lower than expected; potential for disruption from the transaction making it more difficult to maintain relationships with manufacturers, employees or other suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; our ability to achieve favorable pricing for Plenadren from European regulatory authorities; the risk that the safety and/or efficacy results of existing clinical trials for Plenadren will not be consistent with the results of additional clinical studies, including the required registry study, or with commercial usage; market acceptance of Plenadren; and our inability to maintain the orphan drug status associated with Plenadren. These factors, and other factors, including, but not limited to those described in our annual report on Form 10-K for the year ended December 31, 2010 and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

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